Exhibit 99.8

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of December __, 2007 by and between Beacon Enterprise Solutions Group, Inc., an Indiana corporation (the "Company"), and Bruce Widener ("Executive").

      WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth herein;

      NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Closing Date (as defined in the Purchase Agreement) and ending as provided in Section 4 hereof (the "Employment Period").

      Section 2. Position and Duties. During the Employment Period, Executive will serve as Chief Executive Officer of the Company and render such managerial, analytical, administrative, marketing, creative and other executive services to the Company and its Affiliates, as are from time to time necessary in connection with the management and affairs of the Company and its Affiliates, in each case subject to the authority of the Board (as defined below) of the Company to define and limit such executive services, including serving as an officer, manager, employee or in any other capacity for any Affiliate of the Company. Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive will be permitted to reside and perform Executive's duties in Louisville, Kentucky (other than typical travel that is required in the performance of such duties).

      Section 3. Salary and Benefits.

      (a) Salary. During the first twelve (12) months of the Employment Period, the Company will pay Executive salary at a rate equal to $15,000 per month (as may be adjusted from time to time, the "Salary") as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company. After the first twelve (12) months of the Employment Period, Executive will also be eligible for an annual salary review by the Company and the Salary may be adjusted by the Company based on the achievement of performance goals.

      (b) Bonuses. During the Employment Period, the Company will establish cash and equity incentive bonus programs representing additional incentive compensation for Executive. The bonus program shall be administered and distributed under the sole direction of the Compensation Committee of the Board, taking into account the recommendations of senior management of the Company and the achievement of annual goals and objectives as established

                         EXECUTIVE EMPLOYMENT AGREEMENT
and approved by the Board. If the Employment Period during any fiscal year is less than the full fiscal year, the bonus amount paid to Executive, if any, attributable to any fiscal year shall be prorated for the actual number of days of the Employment Period that elapse during such fiscal year.

      (c) Benefits. During the Employment Period, the Company will provide Executive with family health, dental and major medical, vision and disability coverage, as well as participation under such plans as the Board may establish or maintain from time to time for executive officers of the Company (collectively, the "Benefits"). Executive will be entitled to such paid vacation per annum as the Company shall establish as Company policy for all management of the Company.

      (d) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

      Section 4. Termination.

      (a) The Employment Period will continue until the earlier of: (i) Executive's resignation (A) for Good Reason on 30 days' written notice, (B) for any other reason or no reason (a resignation described in this clause (i)(B) being a resignation by the Executive "Without Good Reason") or (C) as a result of Executive's death or Disability, which resignation shall be deemed automatically tendered upon Executive's death or Disability; or (ii) the giving of notice of termination by the Company (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (ii)(B) being a termination by the Company "Without Cause"). For purposes of this Agreement, "Cause" means (i) any willful or intentional act of Executive that has the effect of injuring the reputation or business of the Company or its Affiliates in any material respect, (ii) Executive's use of illegal drugs, (iii) that the Executive has materially failed to perform his duties hereunder and such failure continues uncured for 30 days after notice to Executive by the Company; provided, the foregoing notice shall only be required with respect to one material breach that occurs in any 12-month period, or (iv) Executive's indictment, conviction or a plea of guilty or no contest or similar plea with respect to, a felony, an act of fraud or embezzlement, a breach of fiduciary duty to the Company or any of its Subsidiaries, or a (v) breach of any of Sections 6, 7 or 8 of this Agreement. For the purposes of this Agreement, "Good Reason" means (i) any substantial diminution in the Executive's professional responsibilities, (ii) any intentional act which creates a workplace environmental that, by duress or otherwise, makes it impossible for Executive to continue his employment, (iii) a reduction in Salary or the overall level of other compensation and benefits to which Executive is entitled under this Agreement, or (iv) the failure by the Company to pay the Executive any portion of the Executive's current compensation when due and such failure continues for 7 days after notice to Company from Executive provided that the foregoing notice shall only be required with respect to one such failure in any 12-month period. For avoidance of doubt, Executive hereby acknowledges that the Board may from time to time reorganize the operations of the Company resulting in a change in Executive's title or direct employer, which change alone shall not constitute Good Reason so long as (A) any change in title or reporting responsibilities results in no substantial diminution in Executive's responsibilities and (B) any new direct employer agrees to be bound by the terms and conditions of this Agreement, without modification other than to reflect the change in title and employer.

      (b) In the event the Employment Period is terminated by the Company Without Cause or the Executive resigns for Good Reason, then, so long as Executive continues to comply with Sections 6, 7 and 8 hereof, Executive will be entitled to continue to receive an amount (the "Severance Amount") during the three (3) month period following the Termination Date or during the remaining period of the first twelve (12) months of the Employment Period, whichever is longer (the "Severance Term") equal to the Salary in effect at the Termination Date and payable in accordance with the Company's regular payment schedule in effect at the Termination Date. In addition, in connection with termination described in the preceding sentence, Executive shall be entitled to receive (x) any incentive payments earned and accrued but not yet paid to Executive prior to the Termination Date, (y) continued medical coverage during the Severance Term pursuant to COBRA at the Company's expense; and (z) all accrued and unpaid Salary and unused vacation time through the Termination Date and all unreimbursed business expenses incurred through the Termination Date; provided, as a condition to receiving the Severance Amount or any payment or benefit described in paragraphs 4(b)(x) and 4(b)(y), Executive shall be required to execute and deliver to the Company immediately prior to the payment of such first installment a release in the form of Exhibit A.

      (c) In the event the Employment Period is terminated due to the Executive's death, or resignation Without Good Reason or by the Company with Cause then, so long as Executive continues to comply with Sections 6, 7 and 8 hereof, Executive will be entitled to receive the items described in paragraphs 4(b)(x) and 4(b)(z) above.

      (d) In the event the Employment Period is terminated by the Executive or the Company due to the Executive's Disability, then the Executive shall receive his monthly Salary and benefits through the end of the calendar month is which such termination occurs and, so long as Executive continues to comply with Sections 6, 7 and 8 hereof, Executive will be entitled to receive the items described in Sections 4(b)(x),(y) and (z) above.

      Section 5. Resignation as Officer or Director. Upon the Termination Date, Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of the Company and each of its Affiliates, and Executive will take any and all reasonable action that the Company may request in order to confirm or evidence such resignation.

      Section 6. Confidential Information. Executive acknowledges that the information, observations and data that may be obtained by Executive during his employment relationship with, or through his involvement as a consultant, contractor, representative, agent, officer, director, partner, member or stockholder of, the Company, any of its Subsidiaries or Affiliates thereof (each of the Company, any of its Subsidiaries or Affiliates being a "Related Company" and, collectively, the "Related Companies"), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, "Confidential Information") are and will be the property of the Related Companies. Therefore,

Executive agrees that he will not disclose to any unauthorized Person or use for the account of himself or any other Person any Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive's improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at, or within two days of, the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which Executive may then possess or have under his control.

      Section 7. Non-Compete, Non-Solicitation.

      (a) Non-Compete. Executive acknowledges that during his employment relationship with, or through his involvement as a consultant, contractor, representative, agent, officer, director, partner, member or stockholder of, the Company, any of its Subsidiaries, or any of their respective Affiliates or any predecessor thereof, Executive has and will become familiar with trade secrets and Confidential Information concerning such companies, and with investment opportunities relating to their respective businesses, and that Executive's services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during his employment with the Company and for one year after the Termination Date (the "Non-Compete Period"), he will not, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, render services to, or in any manner connected with any business (in each case including on his own behalf or on behalf of another Person), whose products, services or activities compete in whole or in part with the products, services or activities of the Company or its Affiliates, as they now exist or may exist during such one year period, anywhere within the United States; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise directly or indirectly participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(a). _____ [initial].

      (b) Non-Solicitation. During his employment with the Company and for two years thereafter, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of the Company or any Subsidiary, or their respective Affiliates to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee, or (ii) induce or attempt to induce any customer, supplier or other business relation of the Company or any Subsidiary, or their respective Affiliates, to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this
Section 7(b). _____ [initial].

      Section 8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, know how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to any of the Company's actual or proposed business activities and which are created, designed or conceived, developed or made by Executive during Executive's past or future employment by the Company, or any Subsidiary, or any predecessor thereof ("Work Product") belong to the Company, or its Subsidiaries, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a "work made for hire" and ownership of all right title and interest shall rest in the Company. Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including without limitation, assignments, consents, powers of attorney and other instruments.)

      Section 9. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 6, 7 or 8 hereof, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to information of the type described in Sections 6, 7 and 8 hereof, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 6, 7 or 8 hereof. Therefore, in the event of a breach of Section 6, 7 or 8 hereof, the Company and any Subsidiary thereof may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions of Section 6, 7 or 8 hereof. The provisions of Sections 6, 7 and 8 hereof are intended to be for the benefit of the Company and any Subsidiary thereof and their respective successors and assigns. Sections 6, 7 and 8 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. By initialing in the space provided below, Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9. ______ [initial].

      Section  10.  Representations  and  Warranties  of  Executive.   Executive
represents and warrants to the Company as follows:

      (a) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would affect his performance under this Agreement other than Executive's agreement with his current employer which has previously been disclosed to Company and which shall be terminated as of the Closing Date.

      (b) Authorization. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

      Section   11.   Survival   of   Representations   and   Warranties.    All
representations and warranties contained herein will survive the execution and delivery of this Agreement.

      Section 12. Certain Definitions. When used herein, the following terms will have the following meanings:

      "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

      "Board" means the Board of Directors of the Company.

      "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the Commonwealth of Kentucky or in Louisville, Kentucky.

      "Cause" has the meaning given in Section 4(a).

      "Disability" means the failure by Executive (by reason of accident, illness, incapacity or other disability) to perform his duties or fulfill his obligations under this Agreement on a "full time" basis for a cumulative total of 180 days, whether or not consecutive, within any 12-month period. The Company's determination as to whether Executive has incurred a Disability shall be made in good faith by the Board based on the opinion of a licensed physician selected by the Company or its insurers.

      "Good Reason" has the meaning given in Section 4(a).

      "Non-Compete Period" has the meaning given in Section 7.

      "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

      "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

      "Termination Date" means the date on which the Employment Period ends as determined by Section 4(a).

      "Without Cause" has the meaning given in Section 4(a).

      Section 13. Miscellaneous.

      (a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

      Notices to Executive, to:

      Bruce Widener

      ___________________
      ___________________
      ___________________

      Notices to the Company, to:

      Beacon Enterprise Solutions Group, Inc.
      124 N. First Street
      Louisville, KY  40202
      Attn:  Bruce Widener

      with a copy (which will not constitute notice to the Company) to:

      Frost Brown Todd LLC
      400 West Market Street, 32nd Floor
      Louisville, Kentucky 40202
      Attn:  William G. Strench

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

      (b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among the Company and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

      (c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

      (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

      (f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement will be by way of example rather than by limitation.

      (g) Governing Law. ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF KENTUCKY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF KENTUCKY OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF KENTUCKY. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF KENTUCKY WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ANY SCHEDULE HERETO), EVEN THOUGH UNDER KENTUCKY'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

      (h) Jurisdiction. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN JEFFERSON COUNTY, KENTUCKY IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN JEFFERSON COUNTY, KENTUCKY, AS APPLICABLE.

      (i) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

      (j) Attorney's Fees. In the event that Company or Executive should bring suit against the other in respect to any matters provided for in this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs in connection with such suit.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

                                         BEACON ENTERPRISE SOLUTIONS GROUP, INC.

                                         By: ___________________________________
                                             Name: Bruce Widener
                                             Title: Chief Executive Officer

                                         EXECUTIVE

                                         _______________________________________
                                         Signature

                                         _______________________________________
                                         Bruce Widener

                               Signature Page to
                         Executive Employment Agreement

                                    EXHIBIT A

                            FORM OF RELEASE AGREEMENT

      This Release Agreement (this "Agreement") constitutes the release referred to in that certain Executive Employment Agreement (the "Employment Agreement") dated as of December __, 2007, by and between Bruce Widener ("Employee") and Beacon Enterprise Solutions Group, Inc. (the "Company").

      For good and valuable consideration, including the Company's provision of certain payments and benefits to Employee in accordance with Section 3 of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company, its Affiliates (as such term is defined in the Employment Agreement) and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended;
(viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Occupational Safety and Health Act, as amended; (xi) the Family and Medical Leave Act of 1993; (xii) any state anti-discrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; (xvi) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters; (xvii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any incentive equity agreement between Employee and the Company or any Affiliate thereof and (xviii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such incentive equity agreement (collectively, the "Released Claims"). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee's rights and responsibilities, such as heirs or the executor of Employee's estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

      Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. If Employee brings or joins any lawsuit against any of the Company Parties in any court or before any arbitration tribunal (except as necessary to protect Employee's rights under this release or with respect to Employee's entry into this release) relating to any of the Released Claims, and Employee is the prevailing party in such lawsuit, Employee shall be obligated to return to the Company all amounts paid to Employee under this release, to the extent permitted under applicable law and ordered by the court or arbitration tribunal, as applicable. Further, if any Company Party is the prevailing party in any lawsuit Employee brings against such Company Party relating to Employee's employment or other matters that have been released or waived in this Agreement, to the extent permitted by applicable law (such as if Employee's claim are found to be brought in bad faith), in addition to all other remedies available at law or in equity, Employee agrees to pay all costs and expenses incurred by such person or entity, including reasonable attorneys' fees, in defending against such lawsuit.

      By executing and delivering this Agreement, Employee acknowledges that:

      (a) Employee has carefully read this Agreement;

      (b) Employee has had at least 21 days to consider this Agreement before the execution and delivery hereof to the Company;

      (c) Employee has been and hereby is advised in writing that Employee may, at Employee's option, discuss this Agreement with an attorney of Employee's choice and that Employee has had adequate opportunity to do so; and

      (d) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee's own free will, and that Employee understands and agrees to each of the terms of this Agreement.

      Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company before 11:59 p.m., Louisville, Kentucky time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

      Executed on this ___________ day of _____________, _______.

      _________________________________
      Name:

      STATE OF __________________          ss.

                                           ss.

      COUNTY OF _______________            ss.

      BEFORE ME, the undersigned authority personally appeared ______________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

      _____________________________________

      NOTARY PUBLIC in and for the

      State of ___________________

      My Commission Expires:  ___________________

      Identification produced:


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